Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: August 6, 2008	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces Second Quarter Financial Results

Overview

•

For the second quarter 2008, EE reported net income of $19.2 million, or $0.43 basic and diluted earnings per share. In the second quarter of 2007, EE had net income of $9.6 million, or $0.21 basic and diluted earnings per share.

•

For the six months ended June 30, 2008, EE reported net income of $33.7 million, or $0.75 basic and diluted earnings per share. Net income for the six months ended June 30, 2007 was $24.7 million, or $0.54 and $0.53 basic and diluted earnings per share, respectively.

“Our strong second quarter 2008 results, relative to 2007, were largely driven by increased revenues from retail customers. This revenue growth was primarily the result of a return to more normal summer weather” said J. Frank Bates, Interim President and Chief Executive Officer. “Increased revenues from sales to retail customers, including sales from the deregulated portion of Palo Verde Unit 3, more than offset operation and maintenance cost increases at the Palo Verde nuclear generating station and our coal and gas-fired generating stations.”

Earnings Summary

The table and explanations below present the major factors affecting 2008 net income relative to 2007 net income.

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2007		$9,599	$0.21		$24,718	$0.54
Changes in:
Retail base revenue	$11,573	7,291	0.16	$13,395	8,439	0.18
Deregulated Palo Verde Unit 3 proxy market pricing	5,504	3,467	0.08	8,387	5,284	0.12
Transmission wheeling revenue	2,280	1,437	0.03	3,540	2,230	0.05
Administrative and general	2,121	1,336	0.03	1,049	661	0.02
AFUDC and capitalized interest	1,181	1,012	0.02	2,886	2,362	0.05
Palo Verde O&M	(4,274)	(2,692)	(0.06)	(8,680)	(5,468)	(0.12)
Fossil fuel plant O&M	(2,099)	(1,322)	(0.03)	(4,732)	(2,981)	(0.06)
Depreciation and amortization	(1,691)	(1,065)	(0.02)	(3,257)	(2,051)	(0.05)
Interest on long-term debt	(1,489)	(938)	(0.02)	(2,648)	(1,668)	(0.04)
Retained margins on off-system sales	(1,346)	(847)	(0.02)	1,558	981	0.02
Other		1,956	0.04		1,215	0.03

June 30, 2008		$19,234	0.42		$33,722	0.74

Change in weighted average number of shares			0.01			0.01

June 30, 2008 earnings per share			$0.43			$0.75

Second Quarter 2008

Earnings for the quarter ended June 30, 2008 when compared to the same period last year were positively affected by:

•

Higher retail non-fuel revenues in 2008 were primarily due to a 6.9% increase in kWh sales to retail customers. Kilowatt-hour sales increases were mostly the result of the return to normal summer weather in 2008 compared to cooler summer weather in the second quarter of 2007, but were also impacted by the 2% increase in the average number of customers served.

•	Higher proxy market prices for deregulated Palo Verde Unit 3 power sold to retail customers.
•	Increased revenues for transmission wheeling in 2008 largely due to increased revenues for wheeling power in southern New Mexico and for wheeling power in Arizona.
•	Lower administrative and general expenses due to a decrease in pension and other post-retirement benefits expenses due primarily to an increase in the discount rate for the associated liabilities.
•

Increased AFUDC (allowance for funds used during construction) and capitalized interest due to higher balances of construction work in progress subject to AFUDC and nuclear fuel inventory subject to capitalized interest in 2008.

Earnings for the quarter ended June 30, 2008 when compared to the same period last year were negatively affected by:

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

•

Increased Palo Verde non-fuel operation and maintenance expenses in 2008 due to higher maintenance costs at Palo Verde Unit 2, including some unscheduled preventive maintenance during refueling of the unit, and increased operating costs at all three units.

•

Increased O&M costs at our fossil-fueled generating plants as planned major maintenance was performed at Four Corners Unit 5 and Newman Unit 3 in 2008. In the second quarter of 2007 no major maintenance was performed at our fossil-fueled generating units.

•	Increased depreciation and amortization expense primarily due to higher depreciable plant balances.
•

Increased interest expense on long-term debt due to higher interest rates on pollution control bonds and the issuance of $150 million of 7.5% Senior Notes in June 2008. The interest rates on two series of pollution control bonds are reset through weekly auctions, and uncertainties in the auction markets have resulted in higher interest rates on these two series of bonds.

•

Reduced margins on off-system sales in the second quarter of 2008 primarily due to the timing of Palo Verde refueling outages. The 2008 Spring outage began on time (late March) when off-system sales margins are typically higher than they are in late Spring and Summer. The 2007 Spring outage began in mid-May 2007. This timing difference in Spring outages led to tighter sales margins in 2008.

Year to Date

Earnings for the six months ended June 30, 2008 when compared to the same period last year were positively affected by:

•

Higher retail non-fuel revenues in 2008 were primarily due to a 4.7% increase in kWh sales to retail customers. Kilowatt-hour sales increases were mostly the result of the return to normal summer weather in the second quarter of 2008 compared to cooler summer weather in the second quarter of 2007, but were also impacted by the 2.1% increase in the average number of customers served.

•	Higher proxy market prices for deregulated Palo Verde Unit 3 power sold to retail customers.
•	Increased AFUDC and capitalized interest due to higher balances of construction work in progress subject to AFUDC and nuclear fuel inventory subject to capitalized interest in 2008.
•	Increased revenues for transmission wheeling in 2008 largely due to increased revenues for wheeling power in southern New Mexico and for wheeling power in Arizona.
•

Higher retained margins on off-system sales as a result of higher margins from an off-system sales transaction in the first quarter of 2008 partially offset by lower margins on second quarter 2008 off-system sales, largely the result of the relative timing of Palo Verde refueling outages.

Earnings for the six months ended June 30, 2008 when compared to the same period last year were negatively affected by:

•

Increased Palo Verde non-fuel operations and maintenance expenses in 2008 due to higher maintenance costs at Palo Verde Unit 2 associated with refueling the unit, including some unscheduled preventive maintenance, and increased operating costs at all three units.

•

Increased O&M costs at our fossil-fueled generating plants as planned major maintenance was performed at Four Corners Unit 5 and Newman Unit 3 in 2008. In 2007 no major maintenance was performed at our fossil-fueled generating units.

•	Increased depreciation and amortization primarily due to increased depreciable plant balances.
•

Increased interest expense on long-term debt due to higher interest rates on pollution control bonds and the issuance of $150 million of 7.5% Senior Notes in June 2008. The interest rate on two series of pollution control bonds are reset through weekly auctions, and uncertainties in the auction markets have resulted in substantially higher interest rates in the first half of 2008 on these two series of bonds.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Key Earnings Drivers

Historically, our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $11.6 million, pre-tax, or 10.4% in the second quarter of 2008 compared to the same period in 2007. KWh sales and non-fuel base revenues for residential, small commercial and industrial and public authority customers were all positively impacted by a return to normal summer weather in the second quarter of 2008 as compared to cooler than normal summer weather in the second quarter of 2007, as can be seen on page 11 of 15 of the Release. During the second quarter of 2008, cooling degree days were 20% above last year and 2% above the 10-year average. The increase in kWh sales was also impacted by a 2.0% increase in the number of customers served in the second quarter of 2008 as compared to 2007. Revenues from residential, small commercial and industrial and public authority customers also benefited from a non-fuel base rate increase in New Mexico effective July 1, 2007.

For the six month period ended June 30, 2008, retail non-fuel base revenues increased $13.4 million, pre-tax, or 6.3% and kWh sales grew 4.7%, compared to the same period in 2007, as can be seen on page 13 of 15 of the Release. Year to date non-fuel base revenues and kWh sales also benefited from the return to normal summer weather in the second quarter of 2008. In the first six months of 2008, cooling degree days were 18% above last year and 3% above the 10-year average. Revenues from residential, small commercial and industrial and public authority customers also benefited from a non-fuel base rate increase in New Mexico effective July 1, 2007.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for almost 55% of total Company generation in both the second quarters of 2008 and 2007. A spring refueling outage at Palo Verde Unit 2 began March 29, 2008 and was completed June 5, 2008. The 2007 Spring refueling outage at Palo Verde Unit 1 began May 19, 2007 and was completed July 19, 2007.

Palo Verde operation and maintenance expenses increased $4.3 million, pre-tax, in the second quarter of 2008 and $8.7 million, pre-tax, for the six months ended June 30, 2008 when compared to the same periods last year. These increases are primarily due to increased maintenance costs incurred during the 2008 Spring refueling outage at Palo Verde Unit 2 and increased operating costs at all three units in response to an enhanced inspection regimen by the Nuclear Regulatory Commission (NRC). The NRC placed Palo Verde Unit 3 in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix in February 2007 which has resulted in an enhanced NRC inspection regimen for the entire plant. This enhanced inspection regimen and associated corrective actions have resulted in increased operating costs at the plant.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales MWh and the pre-tax margins realized and retained by us from sales for the quarter and six month periods ended June 30, 2008 and 2007:

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

	Quarter Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
MWh sales	564,119	498,995	1,676,805	1,174,006
Total margins (in thousands)	$2,192	$3,699	$17,175	$14,040
Retained margins (in thousands)	$1,644	$2,990	$12,907	$11,349

For the quarter ended June 30, 2008, retained margins from off-system sales decreased approximately $1.3 million, pre-tax, over the corresponding period in 2007 due primarily to the aforementioned difference in the timing of Palo Verde outages which resulted in higher costs of energy to make off-system sales. The average retained margin per MWh decreased $3.08.

For the six months ended June 30, 2008, our retained margins increased $1.6 million, pre-tax, over the corresponding period in 2007. The increase in off-system sales margins was primarily the result of an off-system sale transaction. In May 2007, the Company began selling 100 MW of firm energy and 50 MW of contingent energy to the Imperial Irrigation District. The firm portion of this sale is made through a 100 MW purchase of firm energy from CreditSuisse, LLC and the contingent portion is generally from our generating plants. During the first six months of 2008, the net margin from this transaction resulted in $7.5 million in gross off-system sales margin compared to $0.7 million during the same period last year. This increase was offset by reduced retained margins on our other off-system sales due to higher costs of energy to make off-system sales, due primarily to the previously discussed difference in the timing of refueling outages. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for the first two quarters of 2008 and 2007.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$59.53	$52.12	$7.41

March 31, 2008	$66.07	$52.60	$13.47
June 30, 2008	$88.78	$84.89	$3.89

Capital and Liquidity

At June 30, 2008, common stock equity comprised 45.1% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations). The Company issued $150 million of 7.5% Senior Notes in June 2008 to fund construction expenditures and for general corporate purposes, which resulted in a reduction in our common equity ratio. The Senior Notes issuance should, however, provide the remaining liquidity necessary for the Company to fund its capital program for the next 12 to 18 months.

Cash flows from operations for the six months ended June 30, 2008 decreased to $48.8 million from $88.1 million in the corresponding period in 2007. The primary factors affecting the change in cash flow were the 2008 increases in net deferred fuel revenues and increased accounts receivable associated with June 2008 sales. Cash requirements increased $43.1 million in the first six months of 2008 compared to the first six months of 2007 due to the under-recovery of fuel costs. In the first six months of 2008, prices for natural gas increased

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

significantly, resulting in significant increases in fuel costs and the balance of fuel under-recoveries. These cost increases have not yet been reflected in our Texas fuel factor. In addition, post-February 2008 cost increases in New Mexico are being deferred for collection beginning in October 2008. As a result, at June 30, 2008, the Company had a fuel under-recovery balance of $66 million including $56 million in Texas and $10 million in New Mexico. The Company is seeking to collect the balance of fuel under-recoveries in Texas through fuel surcharges including a $30.1 million twelve-month surcharge that was placed into effect in May 2008, and a second twelve-month surcharge which was filed in Texas in July 2008 with a proposed effective date of October 2008.

During the six months ended June 30, 2008, our primary capital requirements were for construction and purchase of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $94.7 million for the six-month period ended June 30, 2008 compared to $55.2 million for the six-month period ended June 30, 2007. During the first six months of 2008, we repurchased $9.9 million of common stock compared to common stock repurchases of $14.1 million in the first six months of 2007. We issued $150 million of 7.5% Senior Notes in June 2008 to meet our current and expected future cash requirements. The net proceeds from the 7.5% Senior Notes of $148.7 million were used to pay down $44.0 million of working capital borrowings under our credit facility and the remaining proceeds are expected to fund our construction program and ensure adequate liquidity for the next 12 to 18 months. In addition, during the first six months of 2008, we liquidated $16.0 million of temporary investments. At June 30, 2008, we had a balance of $94.0 million in cash and cash equivalents.

Our capital requirements for nuclear fuel increased substantially in 2007 and 2008 as a result of increases in prices for uranium concentrates and an increase in our inventory of nuclear fuel feedstock. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. Borrowings under the credit facility for nuclear fuel were $95.1 million as of June 30, 2008 and $55.1 million as of June 30, 2007. Up to $120 million of the credit facility may be used to finance nuclear fuel. Amounts not drawn for nuclear fuel are available for general corporate purposes.

No shares of common stock were repurchased during the second quarter of 2008. As of June 30, 2008, approximately 1,521,366 shares remain available for repurchase under the currently authorized program.

2008 Earnings Guidance

We have revised our earnings guidance for 2008 to a range of $1.60 to $1.95 per basic share from previous guidance of $1.50 to $1.90 per basic share.

Conference Call

A conference call to discuss second quarter 2008 earnings is scheduled for 4 p.m. Eastern Time, August 6, 2008. The dial-in number is 866-244-4517 with a conference id of 1260226. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Administrative Officer of EE. A replay will run through August 20, 2008 with a dial-in number of 866-837-8032 and a conference id of 1260226. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iii) unanticipated increased costs associated with scheduled and unscheduled outages; (iv) costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (v) deregulation of the electric utility industry; (vi) possible increased costs of compliance with environmental or other laws, regulations and policies; (vii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; and (viii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended June 30, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$123,237	$111,748	$11,489	(a)
Off-system sales margins, net of sharing	1,644	2,990	(1,346)
Deregulated Palo Verde Unit 3 proxy market pricing	6,562	1,058	5,504
Other	4,940	1,373	3,567	(b)

Operating Revenues Net of Energy Expenses	136,383	117,169	19,214

Other operating expenses:
Other operations and maintenance	42,562	42,934	(372)
Palo Verde operations and maintenance	27,917	23,643	4,274
Taxes other than income taxes	12,321	12,058	263
Other income	1,302	1,304	(2)

Earnings Before Interest, Taxes, Depreciation and Amortization	54,885	39,838	15,047	(c)

Depreciation and amortization	18,774	17,083	1,691
Interest on long-term debt	10,577	9,088	1,489
AFUDC and capitalized interest	3,573	2,392	1,181
Other interest expense	345	193	152

Income Before Income Taxes	28,762	15,866	12,896

Income tax expense	9,528	6,267	3,261

Net Income	$19,234	$9,599	$9,635

Basic Earnings per Share	$0.43	$0.21	$0.22

Diluted Earnings per Share	$0.43	$0.21	$0.22

Weighted average number of shares outstanding	44,686	45,698	(1,012)

Weighted average number of shares and dilutive potential shares outstanding	44,867	46,050	(1,183)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.6 million and $7.4 million, respectively.
(b)	Other revenues includes a $2.3 million increase in wheeling revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Six Months Ended June 30, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$227,442	$214,112	$13,330	(a)
Off-system sales margins, net of sharing	12,907	11,349	1,558
Deregulated Palo Verde Unit 3 proxy market pricing	10,816	2,429	8,387
Other	9,169	3,573	5,596	(b)

Operating Revenues Net of Energy Expenses	260,334	231,463	28,871

Other operating expenses:
Other operations and maintenance	84,750	80,466	4,284
Palo Verde operations and maintenance	50,059	41,379	8,680
Taxes other than income taxes	24,099	24,124	(25)
Other income	160	1,955	(1,795)

Earnings Before Interest, Taxes, Depreciation and Amortization	101,586	87,449	14,137	(c)

Depreciation and amortization	37,391	34,134	3,257
Interest on long-term debt	20,682	18,034	2,648
AFUDC and capitalized interest	7,536	4,650	2,886
Other interest expense	557	348	209

Income Before Income Taxes	50,492	39,583	10,909

Income tax expense	16,770	14,865	1,905

Net Income	$33,722	$24,718	$9,004

Basic Earnings per Share	$0.75	$0.54	$0.21

Diluted Earnings per Share	$0.75	$0.53	$0.22

Weighted average number of shares outstanding	44,824	45,817	(993)

Weighted average number of shares and dilutive potential shares outstanding	45,065	46,211	(1,146)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $32.7 million and $14.4 million, respectively.
(b)	Other revenues includes a $3.5 million increase in wheeling revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Six Months Ended June 30, 2008 and 2007

(In thousands and Unaudited)

	2008	2007
Cash flows from operating activities:
Net income	$33,722	$24,718
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	37,391	34,134
Deferred income taxes, net	15,160	2,003
Other	15,507	13,114
Change in working capital items:
Net recovery (deferral) of fuel revenues	(38,635)	4,481
Other	(14,323)	9,666

Net cash provided by operating activities	48,822	88,116

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(94,725)	(55,244)
Cash additions to nuclear fuel	(18,958)	(17,145)
Proceeds from sale of investment in debt securities	16,000	—
Decommissioning trust funds	(5,562)	(5,029)
Other	(6,672)	(1,855)

Net cash used for investing activities	(109,917)	(79,273)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,004	3,980
Repurchase of common stock	(9,892)	(14,070)
Nuclear fuel financing obligation	12,081	8,835
Proceeds from issuance of long-term notes payable	148,719	—
Other	(1,768)	1,590

Net cash provided by financing activities	150,144	335

Net increase in cash and cash equivalents	89,049	9,178

Cash and cash equivalents at beginning of period	4,976	40,101

Cash and cash equivalents at end of period	$94,025	$49,279

Cash interest payments	$18,584	$17,076

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2008 and 2007

Sales and Revenues Statistics

	2008	2007	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	544,942	499,059	45,883	9.2%
Commercial and industrial, small	597,315	561,960	35,355	6.3%
Commercial and industrial, large	305,688	304,644	1,044	0.3%
Sales to public authorities	389,213	353,231	35,982	10.2%

Total retail sales	1,837,158	1,718,894	118,264	6.9%

Wholesale:
Sales for resale	15,874	14,699	1,175	8.0%
Off-system sales	564,119	498,995	65,124	13.1%

Total wholesale sales	579,993	513,694	66,299	12.9%

Total MWh sales	2,417,151	2,232,588	184,563	8.3%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$45,862	$41,936	$3,926	9.4%
Commercial and industrial, small	46,569	41,499	5,070	12.2%
Commercial and industrial, large	9,678	10,014	(336)	(3.4%)
Sales to public authorities	20,627	17,714	2,913	16.4%

Total retail non-fuel base revenues	122,736	111,163	11,573	10.4%
Wholesale:
Sales for resale	501	585	(84)	(14.4%)

Total non-fuel base revenues	123,237	111,748	11,489	10.3%

Fuel revenues:
Recovered from customers during the period (a)	47,015	48,736	(1,721)	(3.5%)
Under (over) collection of fuel	40,737	17,941	22,796	—
New Mexico fuel in base rates	16,631	7,394	9,237	—

Total fuel revenues	104,383	74,071	30,312	40.9%

Off-system sales	50,082	29,705	20,377	68.6%
Other	6,703	3,767	2,936	77.9%

Total operating revenues	$284,405	$219,291	$65,114	29.7%

Off-system sales (in thousands):
Gross margins	$2,192	$3,699	$(1,507)	(40.7%)
Retained margins	1,644	2,990	(1,346)	(45.0%)

Average number of retail customers:
Residential	319,766	314,591	5,175	1.6%
Commercial and industrial, small	35,843	33,844	1,999	5.9%
Commercial and industrial, large	53	56	(3)	(5.4%)
Sales to public authorities	4,864	4,841	23	0.5%

Total	360,526	353,332	7,194	2.0%

Number of retail customers (end of period):
Residential	320,087	314,740	5,347	1.7%
Commercial and industrial, small	36,022	34,197	1,825	5.3%
Commercial and industrial, large	54	55	(1)	(1.8%)
Sales to public authorities	4,866	4,833	33	0.7%

Total	361,029	353,825	7,204	2.0%

Weather statistics			10 Yr Average
Heating degree days	83	87	69
Cooling degree days	989	824	972

(a)	Excludes $4.9 million and $6.1 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,003,759	1,001,914	1,845	0.2%
Four Corners	132,529	121,302	11,227	9.3%
Gas plants	717,202	704,968	12,234	1.7%

Total generation	1,853,490	1,828,184	25,306	1.4%
Purchased power	722,243	580,818	141,425	24.3%

Total available energy	2,575,733	2,409,002	166,731	6.9%
Line losses and Company use	158,582	176,414	(17,832)	(10.1%)

Total	2,417,151	2,232,588	184,563	8.3%

Palo Verde capacity factor (a)	72.6%	73.8%	(1.2%)
Four Corners capacity factor	58.4%	53.4%	5.0%

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	1,050,390	1,008,738	41,652	4.1%
Commercial and industrial, small	1,075,574	1,021,356	54,218	5.3%
Commercial and industrial, large	579,094	579,066	28	—
Sales to public authorities	703,687	647,085	56,602	8.7%

Total retail sales	3,408,745	3,256,245	152,500	4.7%

Wholesale:
Sales for resale	25,753	24,101	1,652	6.9%
Off-system sales	1,676,805	1,174,006	502,799	42.8%

Total wholesale sales	1,702,558	1,198,107	504,451	42.1%

Total MWh sales	5,111,303	4,454,352	656,951	14.7%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$86,972	$83,374	$3,598	4.3%
Commercial and industrial, small	84,173	77,141	7,032	9.1%
Commercial and industrial, large	18,347	19,362	(1,015)	(5.2%)
Sales to public authorities	37,055	33,275	3,780	11.4%

Total retail non-fuel base revenues	226,547	213,152	13,395	6.3%
Wholesale:
Sales for resale	895	960	(65)	(6.8%)

Total non-fuel base revenues	227,442	214,112	13,330	6.2%

Fuel revenues:
Recovered from customers during the period (a)	85,629	95,073	(9,444)	(9.9%)
Under (over) collection of fuel	42,772	10,382	32,390	—
New Mexico fuel in base rates	32,725	14,375	18,350	—

Total fuel revenues	161,126	119,830	41,296	34.5%

Off-system sales	123,599	66,321	57,278	86.4%
Other	12,478	7,445	5,033	67.6%

Total operating revenues	$524,645	$407,708	$116,937	28.7%

Off-system sales (in thousands):
Gross margins	$17,175	$14,040	$3,135	22.3%
Retained margins	12,907	11,349	1,558	13.7%

Average number of retail customers:
Residential	319,062	314,011	5,051	1.6%
Commercial and industrial, small	35,616	33,476	2,140	6.4%
Commercial and industrial, large	53	57	(4)	(7.0%)
Sales to public authorities	4,864	4,825	39	0.8%

Total	359,595	352,369	7,226	2.1%

Number of retail customers (end of period):
Residential	320,087	314,740	5,347	1.7%
Commercial and industrial, small	36,022	34,197	1,825	5.3%
Commercial and industrial, large	54	55	(1)	(1.8%)
Sales to public authorities	4,866	4,833	33	0.7%

Total	361,029	353,825	7,204	2.0%

Weather statistics			10 Yr Average
Heating degree days	1,274	1,375	1,271
Cooling degree days	1,013	857	986

(a)	Excludes $4.9 million and $15.0 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company & Subsidiary

Six Months Ended June 30, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	2,265,287	2,250,070	15,217	0.7%
Four Corners	284,512	300,841	(16,329)	(5.4%)
Gas plants	1,290,278	1,155,361	134,917	11.7%

Total generation	3,840,077	3,706,272	133,805	3.6%
Purchased power	1,570,626	1,067,997	502,629	47.1%

Total available energy	5,410,703	4,774,269	636,434	13.3%
Line losses and Company use	299,400	319,917	(20,517)	(6.4%)

Total	5,111,303	4,454,352	656,951	14.7%

Palo Verde capacity factor (a)	81.9%	83.3%	(1.4%)
Four Corners capacity factor	62.6%	66.6%	(4.0%)

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Financial Statistics

At June 30, 2008 and 2007

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2008	2007
Cash and cash equivalents	$94,025	$49,279

Common stock equity	$685,056	$599,118
Long-term debt, net of current portion	739,629	590,879
Financing obligations, net of current portion	74,957	35,917

Total capitalization	$1,499,642	$1,225,914

Current portion of long-term debt and financing obligations	$20,139	$19,158

Number of shares - end of period	44,824,872	45,875,280

Book value per common share	$15.28	$13.06

Common equity ratio	45.1%	48.1%
Debt ratio	54.9%	51.9%